MARATHON PROCEEDING WITH FIRM PLAN
TO CREATE TWO STRONG INDEPENDENT COMPANIES

HOUSTON, Jan. 13, 2011 – The Board of Directors of Marathon Oil Corporation (Marathon) (NYSE: MRO) announced today that it has approved moving forward with plans to spin off Marathon’s downstream business, creating two independent, highly focused energy companies. Marathon Petroleum Corporation (MPC), to be headquartered in Findlay, Ohio, is expected to be the fifth largest U.S. refiner with a top-tier downstream portfolio of strategically aligned assets concentrated mainly in the Midwest, Gulf Coast and Southeast regions of the U.S. MPC is anticipated to trade on the NYSE under the ticker symbol “MPC”. The spin-off is expected to be tax-free and to be effective June 30, 2011.

Marathon Oil Corporation (MRO) will be a global upstream company with a strong portfolio of assets delivering defined growth leveraged to crude oil production and with exploration upside. MRO will continue to be based in Houston, Texas and trade on the NYSE under its ticker symbol “MRO”.

“The substantial improvement in the global business and financial environments over the last two years has created the conditions under which we believe it is now appropriate to move forward with the formation of two strong independent energy companies. Marathon has a long history of adapting to changing market and business conditions and at this point in our almost 125 year history, there is a compelling strategic rationale for this transformation,” said Clarence P. Cazalot, Jr., Marathon president and CEO.

“Complementary to the much improved economic environment, Marathon has largely completed a program of significant investment in both our upstream and downstream businesses that will provide each company with a solid foundation to be a leader in its respective industry. We expect these two strong and competitive companies will each have a sound platform for continued long-term shareholder value growth.

“Through experienced leadership, highly skilled and dedicated people and excellent assets, these two companies will be poised for continued profitable growth.  While we will move forward as two independent companies, Marathon’s long-held core values will continue to underpin the decisions and activities of each company.  These values include a focus on operational excellence and reliability, capital and financial discipline, a commitment to health and safety, environmental stewardship, honesty and integrity, corporate citizenship and working as a high performance team,” concluded Cazalot.

The benefits of creating these two operationally and financially strong energy companies include:

Enhanced flexibility to pursue tailored strategies - Each company should have a greater ability to make business and operational decisions in the best interests of its business and to allocate capital and corporate resources with a focus on achieving its own strategic priorities. A more focused business strategy should also result in an expanded portfolio of attractive growth opportunities for each company.

Superior transparency – improved investor focus - As independent energy companies, analysis and investment decisions will be more transparent, allow for more specific comparisons against peers, competitors, benchmarks and performance metrics and thus facilitate evaluation assessments which will likely make the two companies appeal to different sets of shareholders seeking to invest in specific segments of the oil and gas industry. With improved investor focus, it is also anticipated each company will realize a reduction in their individual cost of equity.

Strengthened ability to attract and retain talent - More focused business models will enhance each company’s ability to attract and retain individuals with the appropriate skill sets as well as to better align compensation and incentives with the performance of these different businesses.

Commenting on the benefits of spinning off the downstream businesses, Gary R. Heminger, Marathon Oil Corporation downstream executive vice president and designated president and CEO of MPC, said, “With a fully aligned downstream business Marathon Petroleum Corporation will have the ability to pursue a strategy specific to the strengths we have developed over many years. We will remain focused on growing shareholder value, retaining and attracting talented employees, further building the valued relationships we have with our many customers and business partners, and improving the transparency of our business segments.”

Operating Segments
MRO will operate and report through three segments: Exploration & Production, Oil Sands Mining and Integrated Gas.  MPC will also operate and report through three segments: Refining & Marketing, Speedway and Pipeline Transportation.

Transaction Details and Tax Status
The transaction is expected to be effective June 30, 2011, with distribution of MPC shares shortly thereafter. A tax ruling request was submitted to the U.S. Internal Revenue Service (IRS) regarding the tax-free nature of the spin-off and Marathon anticipates a response during the second quarter 2011. Beyond a favorable IRS ruling and the completion of a review by the U.S. Securities and Exchange Commission (SEC) of MPC’s Form 10, no regulatory approvals are required. To effect the spin-off, Marathon intends to distribute one share of MPC for every two shares of Marathon held at a record date to be determined.

Debt and Financing Arrangements
MRO and MPC are targeting investment grade ratings with the financial flexibility and resources to pursue their respective business goals.  To accomplish this, a fully committed financing plan is currently in place. Prior to the spin-off, MPC plans to incur new debt of $2.5 to $3 billion to establish a minimum $750 million initial cash balance for MPC. All cash above that level will be used to repay existing intercompany debt with MRO, and any remaining proceeds will be distributed to MRO on or before June 30, 2011. Morgan Stanley and JP Morgan have committed to provide a $2.5 billion 364-day bridge facility, to provide MPC timing flexibility for this purpose.

JP Morgan and Morgan Stanley have also committed to provide MPC a $2 billion four-year revolving credit facility.  This facility will be further syndicated with other banks in the coming weeks. The new credit facility is expected to be undrawn at the time of the spin-off.

Prior to the spin-off, Marathon intends to reduce its long-term debt by approximately $2.5 billion through cash-on-hand and the proceeds of the debt repayment from MPC. The estimated remaining $5 billion of Marathon’s long-term debt will continue to be serviced by MRO after the spin-off.

Dividend Policy
While the dividend will be subject to quarterly review by the respective boards, MRO and MPC plan to maintain the current $1 per share per annum dividend in the aggregate by allocating the dividend as follows: MRO will pay an initial dividend of $0.15 per quarter or $0.60 per year (based on approximately 710 million shares outstanding) and MPC will pay $0.20 per quarter or $0.80 per year (based on an estimated 355 million shares outstanding).

Board of Directors
The current Marathon Board of Directors will be divided between the two companies with no director serving on both boards.

MRO Designated Directors:	MPC Designated Directors:
Clarence P. Cazalot, Jr. – Chairman, President and CEO	Thomas J. Usher – Non-Executive Chairman
Gregory H. Boyce	Gary R. Heminger - President and CEO
Pierre R. Brondeau	David A. Daberko
Shirley Ann Jackson	William L. Davis
Philip Lader	Charles R. Lee
Michael E. J. Phelps	Seth E. Schofield
Dennis H. Reilley	John W. Snow

SEC Form 10
MPC expects to file a Form 10 with the SEC on or about Jan. 19, 2011. This filing, along with other SEC filings, can be accessed at http://www.Marathon.com.

Financial and Legal Advisors
Morgan Stanley is serving as financial advisor, Baker Botts L.L.P. is acting as legal advisor and Bingham McCutchen L.L.P. is acting as tax advisor.

CONFERENCE CALL: TODAY, THURSDAY, JAN. 13, 2011
Marathon will hold a conference call and webcast at 11:00 a.m. EST today, Jan. 13. Interested parties can listen to the conference call/webcast by visiting Marathon's website at http://www.Marathon.com and clicking on the "Corporate Spin-off Details" link. Replays will be available on the website through Jan. 27.

# # #

This release contains forward-looking statements with respect to the plans to move forward with spinning off Marathon Oil Corporation’s downstream business into a separate publicly traded company thus creating two independent companies. Some factors that could potentially affect these forward-looking statements include board approval, receipt of a favorable private letter ruling from the IRS, a registration statement declared effective by the SEC and completion of financing. This release also contains forward-looking statements with respect to the Detroit refinery project, the AOSP Expansion 1 development project, exploration activities, timing of future production, and the development of possible new core areas. Factors that could affect the Detroit refinery and AOSP projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. Some factors that could potentially affect the exploration activities, timing of future production and development of new core areas include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response, and other geological, operating and economic considerations. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren:  713-296-4103
John Porretto:  713-296-4102

Investor Relations Contacts:
Howard Thill:  713-296-4140
Chris Phillips:  713-296-3213

Additional Information about
Marathon Petroleum Corporation and Marathon Oil Corporation

Marathon Petroleum Corporation (MPC)

When MPC begins operations in July 2011, it is expected to be the fifth largest U.S. refiner. With geographically and strategically aligned operations across the entire downstream value chain, MPC will be an industry leader emphasizing safe and reliable operations. Strategically located to serve major markets, MPC's operations will include a six-plant refining network with 1,142,000 barrels per day (bpd) of crude oil refining capacity, a comprehensive terminal and transportation system and extensive marketing operations. MPC’s operations will be concentrated primarily in the Midwest, Gulf Coast and Southeast regions of the U.S.

Responsible Care® was adopted in 2000 and all business units have received third-party certification of their management systems.

Refining & Marketing

Garyville, La. – This 464,000 bpd refinery is a world-class facility including crude fractionation, catalytic cracking, hydrocracking, coking, hydrotreating, reforming, alkylation and sulfur recovery. The product slate is comprised primarily of gasoline and distillate fuels. Completed in 1976, Garyville was the last major grassroots refinery built in the U.S. Located on the Mississippi River, midway between New Orleans and Baton Rouge, La., the refinery receives crude oil via the Mississippi River and the Louisiana Offshore Oil Port (LOOP).

In the fourth quarter of 2009, an expansion project was completed at Garyville, which initially increased the refinery's capacity by 180,000 bpd. The refinery configuration is designed to provide maximum feedstock flexibility and leverage MPC's most efficient and profitable asset.

The Garyville refinery has earned designation as a U.S. Occupational Safety and Health Administration (OSHA) Voluntary Protection Program (VPP) STAR site.

Catlettsburg, Ky. – Located in northeastern Kentucky on the western bank of the Big Sandy River, the refinery sits on a 650-acre site and has a capacity of 212,000 bpd.

The ISO 9001-2000 approved refinery processes a wide range of sweet and sour crudes, both imported and domestic. The product mix includes gasoline, diesel fuel, kerosene, jet fuel, asphalt, propane, propylene, heavy oil (predominately slurry), cumene, toluene, xylene, sulfur and dilute naphthalene oil.

Robinson, Ill. - With a full conversion processing configuration designed to maximize production of gasoline and diesel fuel, the Robinson refinery has a crude oil processing capacity of 206,000 bpd.

Refinery operations include crude fractionation, catalytic cracking, hydrocracking, distillate hydrotreating, coking, reforming, alkylation and sulfur recovery. Both sweet and sour crudes are used in the production of gasoline, diesel fuel, kerosene, jet fuel, petroleum coke, propane, propylene, sulfur, slurry and butane.

Access to several major pipelines allows the refinery the flexibility to bring in feed stocks from elsewhere in the U.S., as well as to provide products to major markets in the Midwest. The Robinson refinery has earned designation as an OSHA VPP Star site.

Detroit, Mich. - The only petroleum refinery operating in Michigan, this RC14001 certified refinery processes a wide range of crude oils from light sweets to heavy sours, a significant portion of which are Canadian crudes. The refinery has a capacity of 106,000 bpd.

Operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation and sulfur recovery. The product mix is composed of gasoline, distillate, asphalt, slurry, propane, chemical grade propylene and sulfur.

In June 2008, the Company began construction on a heavy oil upgrade project at the refinery. The projected $2.2 billion investment will increase its heavy oil processing capacity by approximately 80,000 bpd and its crude refining capacity by approximately 15,000 bpd. The project will add more than 400,000 gallons per day of clean transportation fuels to the marketplace. The project is scheduled for completion in the second half of 2012. The Detroit refinery received Michigan VPP Star status in the first quarter 2010

Canton, Ohio - A moderate conversion plant with a processing configuration that enables it to run heavy sour crudes as well as sweet crudes, this refinery has a capacity of 78,000 bpd.

Refinery operations include crude fractionation, catalytic cracking, catalytic polymerization, hydrotreating, reforming, alkylation and sulfur recovery. The product slate consists of gasoline, distillate, asphalt, heavy fuel oil, propane and sulfur. The commissioning of a new distillate hydrotreater in 2009 enables the refinery also to produce ULSD.

Texas City, Texas - Located on Galveston Bay off the entrance to the Houston Ship Channel, and with a crude capacity of 76,000 bpd, this sweet crude, full-conversion refinery includes crude fractionation, catalytic cracking, alkylation, reforming, aromatics extraction and sulfur recovery. The product mix includes gasoline, distillate, naphtha, light cycle oil, propane, slurry, propylene, benzene, toluene, xylene and sulfur.

Wholesale Marketing - MPC will be one of the largest wholesale suppliers of gasoline and distillate to resellers and consumers within its market area. In addition, MPC will be one of the largest producers of asphalt in the U.S. and will market through 21 owned and 12 other supply points located throughout the Midwest and Southeast. The Company will also produce and market petrochemicals and specialty products.

Brand Marketing – Approximately 5,100 Marathon brand retail outlets are located across 18 states through an extensive dealer/jobber network.

Terminals – MPC will own and operate 63 light product terminals and 21 asphalt terminals, while leasing an additional 12 asphalt oil terminals.

Other transportation assets – MPC will also operate approximately 1,760 owned or leased railcars, 14 inland waterway tow boats with 168 owned barges and eight leased barges, and 122 owned transport trucks.

Speedway

Speedway is one of the largest company-owned and -operated gasoline and convenience store chains in the U.S. Based in Enon, Ohio, Speedway has approximately 1,350 locations in seven Midwestern states – Ohio, Michigan, Indiana, Illinois, Kentucky, West Virginia and Wisconsin. A top-tier industry performer, Speedway serves more than 2 million customers per day. Speedway’s mission is to be the first choice for value and convenience, and is proud of its long-term commitment to meeting its customers’ fueling and convenience needs. Speedway was ranked the nation’s top retail gasoline brand for the second consecutive year in 2010, according to the 2010 EquiTrend® Brand Study conducted by Harris Interactive®.

Pipeline Transportation

Marathon Pipe Line LLC (MPL) is one of the largest petroleum pipeline systems in the U.S., based on total volume delivered. It operates pipeline systems that move crude oil from production fields, other pipeline companies and offshore platforms to MPC refineries, other refineries and other pipeline systems. It also operates pipeline systems that move refined products from refineries, and other refined product systems, to product terminals.

Including MPL, MPC will own, operate, lease or have an ownership interest in approximately 9,700 miles of pipelines, including the Centennial Pipeline LLC and the Ohio River Pipe Line LLC, delivering approximately 100 million gallons of crude oil and petroleum products daily. High-speed computers, constantly evolving technology and satellite communications enable MPL to monitor and control its many pipeline systems throughout the U.S. from a single control center.

Non-operated pipelines in which MPC will have part ownership include Capline, Explorer, LOCAP, LOOP and Wolverine.

Marathon Petroleum Corporation will be led by the following designated executives with additional executives to be named.

Gary R. Heminger	President and Chief Executive Officer
Richard D. Bedell	Senior Vice President – Refining
Thomas M. Kelley	Senior Vice President – Marketing
Anthony R. Kenney	President – Speedway
C. Michael Palmer	Senior Vice President – Supply, Distribution and Planning
Garry L. Peiffer	Senior Vice President and Chief Financial Officer
George P. Shaffner	Senior Vice President – Transportation and Logistics
Pamela K.M. Beall	Vice President – Investor Relations and Government & Public Affairs
Rodney P. Nichols	Vice President – Human Resources and Administrative Services
J. Michael Wilder	Vice President - General Counsel and Secretary

Marathon Oil Corporation (MRO)

An upstream company with a geographically diverse and a largely liquids portfolio, MRO has a well defined production growth profile with the potential for exploration upside. MRO’s business model is built upon a solid foundation of long-life and stable assets including world-class natural gas and liquids processing facilities in Equatorial Guinea, major liquid hydrocarbon operations in Norway and Libya, established oil and natural gas production in key U.S. energy basins, and an interest in the significant Athabasca Oil Sands Project (AOSP) in Canada.

Additionally, the Company has built new resource positions across the U.S., Poland and most recently in the Iraqi Kurdistan Region, all of which have upside potential.

With a focus on safe and reliable operations, MRO is poised for profitable growth across a portfolio of assets aimed at creating superior cash flow and returns.

The leadership of Marathon Oil Corporation will remain largely unchanged.

Exploration & Production

MRO's exploration and production activities are focused on adding profitable production to existing core areas (U.S., Equatorial Guinea, Libya and the North Sea) and developing potential new core areas (Angola, Indonesia, the Iraqi Kurdistan Region and Poland).

Base Assets

Equatorial Guinea – The first of the large operations the Company has developed over the past ten years, this operation delivers over 100,000 net barrels of oil equivalent per day (boepd) to the Company through its substantial liquids stripping and LNG operations (see also the Integrated Gas Segment description below).

Norway – With first production in 2008, the Company’s Alvheim floating production, storage and offloading (FPSO) vessel and associated production fields on the Norwegian Continental Shelf have continued to exceed all expectations and targets with current net production averaging 85,000 boepd. With additional potential subsea tie-back opportunities in the area, Alvheim is expected to deliver significant value for many years.

Libya – Since reentering this 13 million gross acre concession in late 2005, Marathon and its partners have had numerous exploration successes and are driving forward additional developments in this low cost and highly productive area.

U.S. – These assets deliver high value production with conventional operations across the Lower 48 states as well as operations in Alaska and the Gulf of Mexico.

UK – The Company’s operations in the UK North Sea continue to provide upside value after almost 30 years of operation.  MRO’s operations there are focused on continued reliability and third party opportunities to increase value.

Growth Assets

U.S. Resource Plays – Having built a net liquids resource position in the U.S. of approximately 625,000 acres, the Company is positioned to further its growth opportunities with its premier drilling and development expertise.

Gulf of Mexico – MRO holds interests in a substantial number of deepwater blocks in this important resource area. With exploration successes at Ozona (Block 515, 68% Working Interest (WI)) and Gunflint (Block 948, 12.5% WI), the Company continues to build upon its deepwater experience and expects first production from these developments in 2011 and 2015, respectively.

Angola – MRO and its partners have announced more than 30 discoveries across Blocks 31 and 32 in this prolific oil basin with first production set for 2012 (Block 31) and 2016 (Block 32).

Canadian In-situ – MRO’s 100 percent WI Birchwood block is undergoing a winter drilling campaign during 2010/2011 to better define what is expected to be a phased development. Phase 1 first production is targeted for 2016.

Impact Exploration

Gulf of Mexico – The Company has more than 20 prospects divided about equally between the Miocene and Paleocene, with significant resource potential.

Iraqi Kurdistan Region– Having acquired interests in four blocks in this high-potential and under-explored area, MRO is currently participating in two exploration wells and will shoot seismic on the other two blocks in 2011.

Poland – With a 100 percent WI across 11 blocks, MRO has 2.3 million acres in this potential shale gas play with a ready and growing natural gas market. This provides an opportunity to build on the Company’s extensive shale drilling and operating experience.

Indonesia – Representing a high-potential, yet high-risk exploration opportunity, MRO’s 3.3 million deepwater gross acres contain multiple potentially large prospects.

Oil Sands Mining

MRO owns a 20 percent outside-operated interest in the AOSP which includes the Muskeg River and Jackpine Mines, the Scotford Upgraders, and over 215,000 acres of potentially mineable land in Alberta, Canada. This asset gives MRO access to stable, long-lived Organization for Economic Co-operation and Development (OECD) production.

The AOSP began a new phase with the Jackpine Mine start-up in the third quarter of 2010, which will increase bitumen production capacity to over 50,000 bpd (net). Over the next few years, net production is expected to reach almost 70,000 bpd through lower cost debottlenecking and micro-expansions providing further value to this operation with a more than 40 year stable production life.

Integrated Gas

Integrated gas complements MRO’s exploration and production operations and opens a wide array of strategic investment opportunities designed to add sustainable value growth. MRO holds a 60 percent interest in a 3.7 million metric tonnes per annum liquefied natural gas (LNG) facility and a 45 percent interest in the Atlantic Methanol Production Company LLC (AMPCO), both located in Equatorial Guinea.